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                                                                     EXHIBIT 3.3


                            ARTICLES OF INCORPORATION

                                       OF

                                 RICH COAST INC.

         The undersigned incorporator, being a natural person of the age of 18 years or more, and desiring to form a corporation under the laws of the State of Nevada, does hereby sign, verify and deliver to the Secretary of State of the State of Nevada these Articles of Incorporation.

                                    ARTICLE I
                                      NAME

         The name of the corporation shall be:

                                 Rich Coast Inc.

                                   ARTICLE II
                                     CAPITAL

         The aggregate number of shares of capital stock which the corporation shall have authority to issue is 100,000,000. The par value of each of such shares is $.001. All such shares are of one class and are shares of Common Stock.

         Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and nonassessable.

                                   ARTICLE III
                                PREEMPTIVE RIGHTS

         A shareholder of the corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

                                   ARTICLE IV
                                CUMULATIVE VOTING

         A shareholder of the corporation shall not be entitled to cumulative voting.

                                    ARTICLE V
                                OFFICES AND AGENT
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         The initial registered office of the corporation shall be at 502 E.
John Street, Carson City, NV 89706 and the name of the initial registered agent at such address is CSC Services of Nevada, Inc. Either the registered office or the registered agent may be changed in the manner provided by law.


                                   ARTICLE VI
                           INITIAL BOARD OF DIRECTORS

         The management of the business and the conduct of the affairs of the corporation shall be vested in its board of directors. The initial Board of Directors of the corporation shall consist of five directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

                  Robert W. Truxell          10200 Ford Road
                                             Dearborn, MI 48126

                  James P. Fagan             10200 Ford Road
                                             Dearborn, MI 48126

                  Thornton J. Donaldson      10200 Ford Road
                                             Dearborn, MI 48126

                  Geoffrey Hornby            10200 Ford Road
                                             Dearborn, MI 48126

                  George P. Nassos           10200 Ford Road
                                             Dearborn, MI 48126

         The number of directors shall be fixed in accordance with the bylaws.


                                   ARTICLE VII
                                 INDEMNIFICATION

         The corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director, officer, employee or agent of the corporation or, while serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise. The corporation also shall indemnify any person who is serving or has served the corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

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                                  ARTICLE VIII
                        LIMITATION OF DIRECTOR LIABILITY

         A director of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. If the Nevada Revised Statutes are amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE IX
                            MEETINGS OF SHAREHOLDERS

         Meetings of shareholders shall be held at such time and place as provided in the bylaws of the corporation. At all meetings of the shareholders, one-third of all shares entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum.

                                    ARTICLE X
                                  INCORPORATOR

         The name and address of the incorporator is as follows:

         Theresa M. Mehringer, Esq.
         4643 South Ulster Street, Suite 900
         Denver, CO 80237


         Signed this 30th day of June, 1998.


                                            ------------------------------------
                                            Theresa M. Mehringer, Incorporator


         This instrument was acknowledged before me on June 30, 1998, by Theresa
M. Mehringer as incorporator of Rich Coast Inc.


                                            ------------------------------------
                                            Notary Public


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         [affix notary stamp or seal]



         The undersigned consents to the appointment as the initial registered agent of Rich Coast Inc.


                                            ------------------------------------
                                            CSC Services of Nevada, Inc.,
                                               Registered Agent

         This instrument was acknowledged before me on _________, 1998, by CSC Services of Nevada, Inc. as Registered Agent of Rich Coast Inc.

                                            -----------------------------------
                                            Notary Public

         [affix notary stamp or seal]

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